UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2015

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt Moscow, Russia	125284
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6347

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

CTC Media, Inc. (“CTCM”) and UTH Russia Limited (“UTH”) entered into a letter agreement, dated as of July 17, 2015 and countersigned by UTH on July 23, 2015, granting UTH a period of exclusivity during which UTH will have the exclusive right to negotiate with CTCM regarding a proposed acquisition by UTH of 75% of the outstanding participation interests in CTC Investments LLC, a Russian intermediate holding company that is wholly owned by CTCM and that in turn directly or indirectly owns all of CTCM’s businesses in Russia and Kazakhstan (the “Business”, and such acquisition, the “Possible Transaction”).

The exclusivity period under the letter agreement will terminate on September 30, 2015, subject to any extension mutually agreed upon by the parties, and neither CTCM nor UTH is bound to consummate the Possible Transaction until the execution of a definitive agreement relating thereto.  The exclusivity period will terminate earlier in the event that (a) UTH ceases to pursue in good faith the Possible Transaction for a defined period of time; (b) the Possible Transaction would not comply with applicable international economic sanctions; or (c) CTCM receives an unsolicited superior proposal in respect of a competing transaction.  In the event CTCM receives such a superior proposal, UTH would have a right to match the material terms of such proposal; in addition, CTCM would have an obligation to reimburse UTH for its transaction-related expenses to date.

CTC and UTH also agree that any binding agreement in respect of the Possible Transaction will provide that, in the event that CTCM terminates such binding agreement in order to pursue a superior proposal prior to the date on which CTCM’s stockholders approve such transaction, CTCM will pay to UTH (i) $5 million and (ii) cash in an amount equal to all of the third-party fees and expenses actually incurred to the date of termination by or on behalf of UTH in connection with the Possible Transaction.

A copy of this letter agreement is attached as Exhibit 99.1.

Item 9.01.             Financial Statements and Exhibits

(d)  Exhibits

99.1        Letter agreement dated July 17, 2015 regarding an exclusivity period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: July 24, 2015	By:	/s/ STANISLAV PLOSCHENKO
Name: Stanislav Ploschenko
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter agreement dated as of July 17, 2015 regarding an exclusivity period.